EXHIBIT A

JPMorgan Insurance Trust

Multi-Class Portfolios

(Amended as of August 20, 2014)

Name of Multi-Class Portfolio	Classes
JPMorgan Insurance Trust Core Bond Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Equity Index Portfolio (to be liquidated on or about 12/12/14)	Class 1
JPMorgan Insurance Trust International Equity Portfolio (to be liquidated on or about 12/12/14)	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Growth Portfolio (to be liquidated on or about 12/12/14)	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Mid Cap Growth Portfolio (to be liquidated on or about 12/12/14)	Class 1, Class 2
JPMorgan Insurance Trust Mid Cap Value Portfolio	Class 1
JPMorgan Insurance Trust Small Cap Core Portfolio	Class 1, Class 2
JPMorgan Insurance Trust U.S. Equity Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Income Builder Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Global Allocation Portfolio	Class 1, Class 2